Exhibit 14.1

CODE OF CONDUCT AVITA THERAPEUTICS, INC. (“COMPANY”)

This Code of Conduct sets out the principles and standards which the Board, management and employees of the Company are encouraged to strive towards when dealing with each other, shareholders and the broad community.

1. RESPONSIBILITY TO SHAREHOLDERS The Company aims: a) to increase shareholder value within an appropriate framework which safeguards the rights and interests of the Company’s shareholders and the financial community; and b) to comply with systems of control and accountability which the Company has in place as part of its corporate governance with openness and integrity.

2. INTEGRITY AND HONESTY Directors, management and staff shall deal with the Company’s customers, suppliers, competitors and each other with the highest level of honesty, fairness and integrity and observe the rule and spirit of the legal and regulatory environment in which the Company operates.

3. RESPECT FOR THE LAW The Company is to comply with all legislative and common law requirements which affect its business, in particular those in respect of occupational health and safety, the environment, native title and cultural heritage. Any transgression from the applicable legal rules is to be reported to the managing director as soon as a person becomes aware of such a transgression.

4. CONFLICTS OF INTEREST Directors, management and staff must not involve themselves in situations where there is a real or apparent conflict of interest between them as individuals and the interest of the Company. Where a real or apparent conflict of interest arises, the matter should be brought to the attention of: a) the chairperson in the case of a Board member; b) the managing director in the case of a member of management; and c) a supervisor in the case of an employee, so that it may be considered and dealt with in an appropriate manner for all concerned. 5. Protection of Assets Directors, management and staff must protect the assets of the Company to ensure availability for legitimate business purposes and ensure all corporate opportunities are enjoyed by the Company and that no property, information or position belonging to the Company or opportunity arising from these are used for personal gain or to compete with the Company.

6. CONFIDENTIAL INFORMATION Directors, management and staff must respect confidentiality of all information of a confidential nature which is acquired in the course of the Company’s business and not disclose or make improper use of such confidential information to any person unless specific authorization is given for disclosure or disclosure is legally mandated.

7. EMPLOYMENT PRACTICES The Company will employ the best available staff with skills required to carry out vacant positions. The Company will ensure a safe work place and maintain proper occupational health and safety practices commensurate with the nature of the Company’s business and activities.

8. RESPONSIBILITY TO THE COMMUNITY The Company will recognize, consider and respect environmental issues which arise in relation to the Company’s activities and comply with all applicable legal requirements.

9. RESPONSIBILITY TO THE INDIVIDUAL The Company recognizes and respects the rights of individuals and to the best of its ability will comply with the applicable legal rules regarding privacy, privileges, private and confidential information.

10. OBLIGATIONS RELATIVE TO FAIR TRADING AND DEALING The Company will deal with others in a way that is fair and will not engage in deceptive practices.

11. COMPLIANCE WITH THE CODE OF CONDUCT Any breach of compliance with this Code of Conduct is to be reported directly to the managing director or chairperson, as appropriate.

12. PERIODIC REVIEW OF CODE The Company will monitor compliance with this Code of Conduct periodically by liaising with the Board, management and staff especially in relation to any areas of difficulty which arise from this Code of Conduct and any other ideas or suggestions for improvement of it. Suggestions for improvements or amendments to this Code of Conduct can be made at any time by providing a written note to the managing director.

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